Exhibit 99.2

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES IMPORTANT TOPLINE RESULTS FOR MICROBIOME, CULTURE & SUSCEPTIBILITY, AND KEY SECONDARY EFFICACY RESULTS FOR TARGET 3, RIFAXIMIN IBS-D REPEAT TREATMENT STUDY

Most Comprehensive Microbiome Data Set in IBS Patients to Date with More than Two Billion Data Points Collected

Longitudinal Samples Demonstrate Microbiome Stability with Repeat Rifaximin Dosing

Alterations in Antibiotic Susceptibility for Potential Major Pathogens were not Apparent with Repeat Rifaximin Use

Key Secondary Efficacy Endpoints Support Positive Top-Line Primary Efficacy Results

RALEIGH, NC, August 11, 2014 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the topline results from the analysis of the microbiome, culture and susceptibility, and two key secondary efficacy endpoints from data collected in TARGET 3 – a Phase 3 randomized, double-blind, placebo-controlled study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily) for 14 days in subjects with irritable bowel syndrome with diarrhea, or IBS-D, who respond to an initial treatment course with rifaximin 550 mg TID for 14 days.

The effects of rifaximin on the gut microbiota in the IBS-D repeat treatment study, TARGET 3, were evaluated by two methods: traditional culture techniques and next-generation gene sequencing of stool samples collected from approximately 100 randomly selected subjects in the trial. Skin swabs were also obtained from an additional 113 randomly selected subjects and cultured for Staphylococcus bacteria.

Using next-generation 16S rRNA gene sequencing methods, we generated approximately 2.2 billion base pairs from stool samples collected over the course of the study from approximately 100 randomly selected subjects. Our data reveal no disturbance of fecal microbiota, based on both diversity and Bray-Curtis similarity measures, in subjects taking repeat courses of rifaximin as compared to subjects taking a single course of rifaximin followed by placebo for the remainder of the trial.

Results of the culture and susceptibility testing demonstrate no evidence of cross-resistance to non-rifamycin antibiotics in isolates grown from either stool or skin swab cultures. Importantly, repeat treatment courses of rifaximin do not appear to predispose patients to the emergence of potentially pathogenic bacteria (e.g., C. difficile, Enterococcus, or Staphylococcus) in the stool or on the skin. As would be expected, given the high concentration of rifaximin achieved in the stool, transient changes in the rifaximin minimum inhibitory concentrations (MICs), a measure of microbial sensitivity to an antibiotic, were observed in some of the normal flora but these changes were reversible over time. A very small number of C. difficile isolates were identified in stool samples at a rate consistent with literature reports of asymptomatic carriers in the general population, and none of these isolates demonstrated rifaximin resistance.

Efficacy: The company previously disclosed topline efficacy results in both the July 1, 2014 press release as well as the July 9, 2014 Investor Day. Today’s press release discloses the results of two of the Key Secondary Efficacy Endpoints included in TARGET 3 in support of the Primary Efficacy Endpoint.

These Key Secondary Endpoints evaluated relief of symptoms during the Primary Evaluation Period (PEP) in the first repeat treatment phase and the avoidance of subsequent symptom recurrence (in subjects with symptom relief) during the:

•	Double-Blind Phase of the Study (Key Secondary Efficacy Endpoint Number 1: Response type – durable and maintained): Proportion that responded to the composite FDA Endpoint of relief in both IBS-related Abdominal Pain AND Stool Consistency during the PEP in the first repeat double-blind, placebo controlled treatment phase AND continued to respond without recurrence through the end of Week 6 following the second repeat double-blind, placebo controlled treatment. The results indicate a significantly greater proportion of rifaximin-treated subjects met this endpoint as compared to placebo-treated subjects (p=0.0068).

•	First Double-Blind Repeat Treatment and follow-up (Key Secondary Efficacy Endpoint Number 2: Response type – durable): Proportion that responded to the composite FDA Endpoint of relief in both IBS-related Abdominal Pain AND Stool Consistency during the PEP in the first repeat double-blind, placebo controlled treatment phase AND continued to respond without recurrence through the end of Week 12, independent of any additional treatment. The results indicate a significantly greater proportion of rifaximin-treated subjects met this endpoint as compared to placebo-treated subjects (p-value=0.0419)

Overall, the data demonstrate that efficacy is maintained following repeat treatment with rifaximin for up to 3 treatment cycles in subjects with IBS-D, with no evidence of significant effects on pathogen emergence, pathogen susceptibility or the general microbial population in stool or skin swab samples.

About XIFAXAN 550 mg

Indication:

XIFAXAN® (rifaximin) 550 mg tablets are indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age.

Important Safety Information about XIFAXAN 550 mg

XIFAXAN® (rifaximin) 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

There is increased systemic exposure in patients with more severe hepatic dysfunction. The clinical trials were limited to patients with MELD scores < 25. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

Concomitant administration of drugs that are P-glycoprotein (P-gp) inhibitors with XIFAXAN can substantially increase the systemic exposure to XIFAXAN. Caution should be exercised when concomitant use of XIFAXAN and a P-gp inhibitor such as cyclosporine is needed. In patients with hepatic impairment, a potential additive effect of reduced metabolism and concomitant P-gp inhibitors may further increase the systemic exposure to XIFAXAN.

Based on animal data, XIFAXAN may cause fetal harm. Discontinue in nursing mothers after taking into account the importance of the drug to the mother.

The most common adverse reactions occurring in ≥ 10% of patients and at a higher incidence than placebo in the clinical study were peripheral edema (15%), nausea (14%), dizziness (13%), fatigue (12%), and ascites (11%).

Xifaxan 550 mg is licensed by Alfa Wassermann S.p.A. to Salix Pharmaceuticals, Inc.

Please see complete Prescribing Information for XIFAXAN.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, 100 g/7.5 g/2.691 g/1.015 g/5.9 g/4.7 g), OSMOPREP® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, UCERIS® (budesonide) extended release tablets, for oral use, GIAZO® (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, GLUMETZA® (metformin hydrochloride extended-release tablets) 500 mg and 1000 mg, ZEGERID® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, ZEGERID® (omeprazole/sodium bicarbonate) Capsules, METOZOLV® ODT (metoclopramide hydrochloride), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ® (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Oral Suspension, AZASAN® (azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg, CYCLOSET® (bromocriptine mesylate) tablets, FENOGLIDE® (fenofibrate) tablets. UCERIS (budesonide) rectal foam, RELISTOR®, RUCONEST®, encapsulated bowel preparation and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN, GLUMETZA and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and website is not incorporated in our filings with the SEC.

Salix Disclosure Notice

As previously announced on July 8, 2014, Salix, Cosmo Pharmaceuticals S.p.A. and Irish domiciled Cosmo Technologies Limited entered into an Agreement and Plan of Merger and Reorganization, pursuant to which a subsidiary of Cosmo Technologies Limited will merge with and into Salix, with Salix as the surviving entity, and Salix will become an indirect, wholly-owned subsidiary of Cosmo Technologies Limited, which will change its name to Salix Pharmaceuticals, plc.

Please Note: The statements provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described herein include, among others: uncertainties as to the ability to successfully complete the proposed transaction in accordance with its terms and in accordance with the expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit or refuse to grant any approval required for the consummation of the proposed transaction; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements, and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; changes in tax laws or interpretations thereof; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof. Salix does not undertake to update any of these statements in light of new information or future events, except as required by law. The reader is referred to the documents that Salix files from time to time with the SEC.